                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)

                              QUOTESMITH.COM, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                   749117 10 7
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)



                                FEBRUARY 7, 2000
--------------------------------------------------------------------------------
                      (DATE OF EVENT WHICH REQUIRES FILING
                               OF THIS STATEMENT)

          Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                [ ]  Rule 13d-1(b)

                [X]  Rule 13d-1(c)

                [ ]  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                              (Page 1 of 7 Pages)

CUSIP NO. 749117 10 7                  13G/A                         Page 2 of 7

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          INTUIT INC. - 77-0034661
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     1,272,727(1)
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               1,272,727(1)
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,272,727(1)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.6%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          CO
-------------------------------------------------------------------------------

(1) Shared only by virtue of the fact that Intuit Ventures Inc. ("IVI"), the record holder of the shares, is a wholly-owned subsidiary of Intuit Inc. ("Intuit"). Intuit disclaims beneficial ownership of the shares under Rule 13d-3.

CUSIP NO. 749117 10 7                  13G/A                         Page 3 of 7

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          INTUIT VENTURES INC. - 94-3346525
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
  NUMBER OF                    -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY           6      SHARED VOTING POWER
  OWNED BY                     1,272,727(2)
    EACH               --------------------------------------------------------
  REPORTING             7      SOLE DISPOSITIVE POWER
 PERSON WITH                   -0-
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               1,272,727(2)
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,272,727(2)
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                             [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.6%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

          CO
-------------------------------------------------------------------------------
(2) Shared only by virtue of the fact that IVI is a wholly owned subsidiary of Intuit.

CUSIP NO. 749117 10 7                  13G/A                         Page 4 of 7



ITEM 1(a).        NAME OF ISSUER:
                  Quotesmith.com, Inc., a Delaware corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  8205 South Cass Avenue, Suite 102
                  Darien, Illinois  60561

ITEM 2(a).        NAME OF PERSON FILING:
                  (i)      Intuit Inc.
                  (ii)     Intuit Ventures Inc.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
                  (i)  2535 Garcia Avenue
                       Mountain View, California  94043

                  (ii) 1285 Financial Boulevard
                       Reno, NV 89502-7103


ITEM 2(c).        PLACE OF ORGANIZATION OR CITIZENSHIP:
                  (i) and (ii):  Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  Common Stock, par value $.001 per share

ITEM 2(e).        CUSIP NUMBER:
                  749117 10 7 (QUOTESMITH)

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)  [ ]  Broker or dealer registered under Section 15 of the
                            Exchange Act;

                  (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange
                            Act;

                  (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;

                  (d)  [ ]  Investment company registered under Section 8 of the
                            Investment Company Act;

                  (e)  [ ]  Investment adviser in accordance with Rule
                            13d-1(b)(1)(ii)(E);

                  (f)  [ ]  An employee benefit plan or endowment fund in
                            accordance with Rule 13-d-1(b)(1)(ii)(F);

                  (g)  [ ]  A parent holding company or control person in
                            accordance with Rule 13d-1(b)(1)(ii)(G);



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CUSIP NO. 749117 10 7                  13G/A                         Page 5 of 7



                  (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

                  (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4.           OWNERSHIP:

                  (a)      Amount beneficially owned:
                           1,272,727 Intuit has contributed to IVI all 1,272,727 shares of the Common Stock of Quotesmith.com, Inc. previously beneficially owned by Intuit. This transfer was effected in conjunction with other contributions to IVI of equity securities in Intuit's investment portfolio. Intuit owns 100% of the issued and outstanding capital stock of IVI.

                  (b)      Percent of class:
                           6.6%

                  (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote: -0-

                  (ii)     Shared power to vote or to direct the vote:
                           1,272,727 Shared only by virtue of the fact that IVI is a wholly owned subsidiary of Intuit. Intuit disclaims beneficial ownership of the shares under Rule 13d-3.

                  (iii) Sole power to dispose of or to direct the disposition of: -0-

                  (iv) Shared power to dispose of or to direct the disposition of:
                           1,272,727 Shared only by virtue of the fact that IVI is a wholly owned subsidiary of Intuit. Intuit disclaims beneficial ownership of the shares under Rule 13d-3.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:
                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:
                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  Not applicable.


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CUSIP NO. 749117 10 7                  13G/A                         Page 6 of 7



ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  Not applicable

ITEM 10.          CERTIFICATIONS:


         Because this statement is filed pursuant to Rule 13d-1(c), the following certification is included:


         By signing below, we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                       SIGNATURE


         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2000

                                       Intuit Inc.


                                       /s/ Greg J. Santora
                                       -----------------------------------------
                                       Greg J. Santora
                                       Senior Vice President and
                                       Chief Financial Officer


                                       Intuit Ventures Inc.


                                       /s/ Barry Simcoe
                                       -----------------------------------------
                                       Barry Simcoe
                                       President


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CUSIP NO. 749117 10 7                  13G/A                         Page 7 of 7



                             JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of the attached statement on Schedule 13G/A relating to the shares of Common Stock of Quotesmith.com, Inc. held by each of the undersigned and to all amendments to such statement.

         IN WITNESS WHEREOF, the undersigned hereby execute this agreement on February 14, 2000.

                                       Intuit Inc.


                                       /s/ Greg J. Santora
                                       -----------------------------------------
                                       Greg J. Santora
                                       Senior Vice President and
                                       Chief Financial Officer


                                       Intuit Ventures Inc.


                                       /s/ Barry Simcoe
                                       -----------------------------------------
                                       Barry Simcoe
                                       President